Exhibit 10.6

GUARANTY

This GUARANTY (“Guaranty”), dated as of March 22, 2012 is made by Westinghouse Electric UK Holdings Limited, a limited liability company organized under the laws of England (“UK Holdings”) and TSB Nuclear Energy USA Group, Inc., a corporation organized under the laws of Delaware (“USA Group,” and together with UK Holdings, the “Guarantors”), to and for the benefit of THE GC NET LEASE (CRANBERRY) INVESTORS LLC, a Delaware limited liability company (“Landlord”).

WHEREAS, Landlord and Westinghouse Electric Company LLC, a Delaware limited liability company (“Tenant”) have entered into a certain Lease Agreement dated as of September 9, 2009, as amended by that certain First Amendment dated October 9, 2009, that certain Second Amendment dated November 20, 2010, and that certain Third Amendment dated as of the date hereof (as from time to time modified and amended, the “Lease”), for the 400 Bertha Lamme Drive, Butler, Pennsylvania premises located in the Township of Cranberry, Butler County, Commonwealth of Pennsylvania, including all improvements which may now or hereafter be constructed thereon, which premises are more fully described in the Lease;

WHEREAS, Guarantors are affiliates of Tenant;

WHEREAS, pursuant to that certain Purchase Agreement, dated as of August 18, 2011, as amended (the “Purchase Agreement”), by and between Landlord, as seller, and THE GC NET LEASE (CRANBERRY) INVESTORS LLC (the “Purchaser”), as assignee/designee of WEC Cranberry LLC, Landlord has agreed to convey the premises which are the subject of the Lease (the “Premises”) to Purchaser; in connection with which conveyance Landlord shall assign Landlord’s interest in the Lease to Purchaser;

WHEREAS, Purchaser’s obligation to acquire the Premises pursuant to the Purchase Agreement is contingent upon, inter alia, Landlord procuring this Guaranty;

WHEREAS, Tenant has agreed to arrange for the issuance of this Guaranty, in exchange for a reduction in the Base Rent payable by Tenant under the Lease, as set forth in the Third Amendment to the Lease.

NOW THEREFORE, in consideration of the premises, the sum of Ten Dollars ($10.00) in hand paid by Landlord to Guarantors, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantors, Guarantors hereby covenant and agree with Landlord as follows:

1.	EFFECTIVE DATE OF THIS GUARANTY.

Notwithstanding anything to the contrary set forth in this Guaranty, and notwithstanding the date of the parties’ respective execution and delivery hereof, this Guaranty shall become effective and operative only upon the date of Closing, as such term is set forth in the Purchase Agreement. For the avoidance of doubt, if the Closing does not occur, this Guaranty shall be void and of no effect.

2.	PAYMENT AND PERFORMANCE OF OBLIGATIONS UNDER THE LEASE.

In case Tenant fails to make any payment (including without limitation any rent) or perform any agreement or comply with any condition contained in the Lease and required to be paid, performed or complied with by Tenant which failure continues beyond the expiration of any applicable cure period provided to Tenant in the Lease for the cure of such failure, Guarantors, upon written notice of such failure from Landlord, will make such payment or perform or comply with the same.

This Guaranty is a continuing guaranty of payment and not of collectibility, and is in no way conditioned upon any attempt to collect from Tenant or upon any other event or contingency other than the occurrence of a default by Tenant under the Lease which continues beyond the expiration of any applicable cure period provided to Tenant in the Lease for the cure of such default. If Tenant shall fail to timely pay any such sum, Guarantors will, upon written notice from Landlord of such failure by Tenant, forthwith pay the same, together, when applicable, with interest thereon at the applicable rate for payment of interest by Tenant under the Lease.

Guarantor’s obligations under this Guaranty shall be joint and several.

3.	PAYMENTS IN LIEU OF RENT.

In the event of any bankruptcy, insolvency, reorganization, arrangement, compositions, liquidation or similar proceeding with respect to Tenant in which the Lease shall be terminated or rejected or the obligations of Tenant are modified, Guarantors will pay an amount equal to the Rent that would have been payable by Tenant under the Lease had the Lease continued in effect without being terminated or rejected or modified, accrued to the date of such termination, rejection or modification and shall thereafter pay an amount equal to the rent that would have been payable by Tenant under the Lease had the Lease continued in effect without being terminated or rejected or modified, on the days when the same would have been due except for such termination, rejection or modification; provided, however, that if Tenant has vacated the Premises and is not contesting Landlord’s right to the possession of the Premises, Landlord shall use reasonable efforts to relet the Premises and, to the extent of any reletting of the Premises, or any portion thereof, the proceeds available from such reletting (after first applying such proceeds to the reasonable costs and expenses incurred by Landlord in connection with such reletting, including, without limitation, remodeling or improvement allowances and brokerage commissions) will reduce the monthly obligations of Guarantors hereunder.

Notwithstanding the foregoing to the contrary, Guarantors may elect, at any time thereafter, and so long as Tenant has vacated the Premises and is not contesting Landlord’s right to possession of the Premises, in lieu of the monthly payments, to pay to Landlord liquidated damages equal to the base rent otherwise payable under the Lease (but for such termination, rejection or modification) for the balance of the Term (as if the Lease had had not been terminated, rejected or modified) following such election by Landlord discounted to present value at 5% per annum. Landlord hereby acknowledges that payment by Guarantors of such liquidated damages under this Section 3 shall terminate this Guaranty and the obligations of Guarantors hereunder and shall also terminate the Lease and all further obligations of Tenant under the Lease.

4.	OBLIGATIONS OF GUARANTORS ABSOLUTE.

The obligations of Guarantors hereunder shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim Guarantors may have against Tenant or Landlord, and shall remain in full force and effect without regard to, and shall not be released, discharged, or in any way affected by any circumstance or condition (whether or not Guarantors shall have any knowledge or notice thereof), including, without limitation: (a) any amendment or supplement to or assignment, modification or renewal of the Lease; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Lease, or any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Lease; (c) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Tenant; or (d) any non-liability of Tenant under the Lease due to any other defect or defense which may now or hereafter exist in favor of Tenant (except for the rights of set off, abatement and credit expressly set forth in the Lease).

5.	WAIVER.

Guarantors unconditionally waives (a) notice of any of the matters referred to in Section 4, (b) except as otherwise specifically set forth herein, all notices that may be required by statute, rule or law or otherwise to preserve or assert any rights against Guarantors hereunder, including, without limitation, any demand, proof or notice of nonpayment of any rent, and notice of any failure on the part of Tenant to perform or comply with any term or condition of the Lease, (c) any right to a trial by jury in any action or proceeding hereunder or under the Lease, and (d) any statute or other law that may require Landlord to exhaust its remedies against Tenant prior to proceeding against Guarantors.

6.	ASSIGNMENT.

Guarantors shall not assign or delegate their obligations under this Guaranty.

7.	NOTICES.

Any notice, demand or document required or permitted to be delivered by the terms of this Guaranty may be provided by counsel to either party, shall be addressed as set forth below, and shall be deemed to be delivered (whether or not actually received) when personally delivered and written acknowledgment of such personal delivery is obtained (including without limitation delivery by any commercial courier service or recognized overnight delivery service). Any party may by notice to the other parties specify a different address for payments or for delivery of notices.

If to the Landlord:

Address:

THE GC NET LEASE (CRANBERRY) INVESTORS LLC

c/o Griffin Capital Corporation

2121 Rosecrans Avenue, Suite 3321

El Segundo, CA 90245

Attention: Kevin Shields

If to the Guarantors:

Address:

TSB Nuclear Energy USA Group Inc.

c/o Westinghouse Electric Company LLC

1000 Westinghouse Drive

Cranberry Township PA 16066

Attention: Senior Vice President and Chief Financial Officer

8.	FINANCIAL CONDITION.

Guarantors will cause to be delivered to Landlord and Landlord’s Lender the following financial statements of Guarantors, or Guarantor’s parent company so long as Guarantors is detailed in a supplementary schedule, within one hundred twenty (120) days after the end of each fiscal year, and within sixty (60) days after the end of any other fiscal quarter, a combined statement of earnings, and a combined statement of changes in financial position, a combined statement of stockholders’ equity, and a combined balance sheet of such entity as of the end of each such year or fiscal quarter, setting forth in each case in comparative form the corresponding combined figures from the preceding annual audit or corresponding fiscal quarter in the prior fiscal year, as appropriate, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied (subject in the case of quarterly information for the first three (3) fiscal quarters each year, to the absence of footnotes and to year-end adjustments), and certified to Guarantors as to the annual combined statements by independent public accountants of recognized national standing selected by Guarantors, whose certificate shall be based upon an examination conducted in accordance with generally accepted auditing standards and the application of such tests as said accountants deem necessary under the circumstances.

9.	MISCELLANEOUS.

Guarantors acknowledge that Guarantors benefit by the Lease with Landlord. Should Landlord be obligated by any bankruptcy or other law to repay to Tenant or to Guarantors or to any trustee, receiver or other representative of either of them, any amounts previously paid, this Guaranty shall be reinstated in the amount of such repayments. Landlord shall not be required to litigate or otherwise dispute its obligations to make such repayments if it in good faith believes that such obligation exists. Neither this Guaranty nor any term hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which such amendment, waiver, discharge or termination is sought to be charged. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by Landlord, and any mortgagee or any assignee under an assignment of Landlord’s interest in the Lease given as security for any such mortgage, and their respective successors and assigns. This Guaranty may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Guaranty shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws. Guarantors and Landlord hereby consent to the exercise of personal jurisdiction over Guarantor and Landlord, respectively, by the courts of the Commonwealth of Pennsylvania, or the United States of America for the Commonwealth of Pennsylvania over any suit, action, or proceeding arising out of or relating to this Guaranty, and consent to the laying of venue in any such court, and agree that venue shall be vested in the Court of Common Pleas for Butler County, Pennsylvania, or in the United States District Court for the Western District of Pennsylvania. Guarantors and Landlord, respectively, waive the defense of an inconvenient forum and consents that service of process may be served upon Guarantors and Landlord, as applicable, by service on Guarantor’s or Landlord’s respective appointed agent for the service of process in the Commonwealth of Pennsylvania, and if there be no such appointed agent, by certified mail, return receipt requested, to Guarantor at the address listed below or to Landlord at the address listed in Section 7 above.

[SIGNATURE PAGE FOLLOWS, REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Guarantors have executed this Guaranty as of the date first above written.

GUARANTOR:

Westinghouse Electric UK Holding Limited, a limited liability company organized under the laws of England

By:	/s/ Masayoshi Hirata
Name:	Masayoshi Hirata
Title:	Director
Date:	17 Nov. 2011
Address:	Springfields Salwick
Preston, IRX 4 0XJ
United Kingdom

GUARANTOR:

TSB Nuclear Energy USA Group Inc., a corporation organized under the laws of Delaware

By:	/s/ Nina A. Corey
Name:	Nina A. Corey
Title:	Vice President
Date:	Nov. 21, 2011
Address:	1105 Market Street, Ste 1126
Wilmington DE 19801

Agreed and Accepted this 22nd day of March, 2012

LANDLORD:

THE GC NET LEASE (CRANBERRY) INVESTORS, LLC, a Delaware limited liability company

By:	The GC Net Lease (Cranberry) Member, LLC, a Delaware limited liability company, its sole member

	By:	The GC Net Lease REIT Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	Griffin Capital Net Lease REIT, Inc., a Maryland corporation, its general partner

By:	/s/ Joseph E. Miller
Name:	Joseph E. Miller
Its:	Chief Financial Officer

Address: As Set Forth in Section 7